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                                                               EXHIBIT 99.(a)(4)



January 16, 1996



To Holders of Options to Purchase
Shares of the Company's Common Stock:

Dear Sir or Madam:

        As you may know, CIMCO, Inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with M.A. Hanna Company ("Hanna"), pursuant to which a subsidiary of Hanna has commenced a tender offer for all of the outstanding Common Stock of the Company for $10.50 per share. Pursuant to the Merger Agreement, upon the successful completion of the tender offer, a subsidiary of Hanna will merge with and into the Company and, as a result, the Company will become a wholly- owned subsidiary of Hanna (the "Merger"). In the Merger, all outstanding shares of Common Stock of the Company not owned by Hanna or its affiliates will be converted into the right to receive $10.50 cash, without interest thereon.

        AT A MEETING HELD ON DECEMBER 19, 1995, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE MERGER WAS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY.

        Hanna will not be assuming your options nor issuing options in substitution therefor. As a result, and in accordance with the terms of the plan or agreement under which your options were granted and the Merger Agreement, your options will be accelerated and you will have the opportunity, by completing and returning to the Company the enclosed Acceptance Form, to receive the "spread" on your options, less withholding taxes, if applicable. Specifically, in order to allow holders of options to participate in the Merger without having to pay the exercise price under their options, the Merger Agreement provides that all options to purchase Common Stock of the Company will become fully vested and immediately exercisable prior to the Merger and that each holder of options will be allowed to tender his or her options to the Company in return for cash equal to the product of (a) the difference between $10.50 and the exercise price of such holder's options, and (b) the number of Shares of Common Stock of the Company covered by such options, less any withholding taxes, if applicable.



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        Accordingly, you are being asked to sign and return the enclosed
Acceptance Form. If you hold more than one Stock Option Agreement, you should be sure that the Acceptance Form refers to each such Agreement.

        TO ENSURE THAT THE MERGER PROCEEDS AS SCHEDULED, YOU ARE ASKED TO HAND DELIVER OR FAX YOUR ACCEPTANCE FORM TO JENNIFER SHEA AT THE COMPANY (FAX NO. 714-549-1167) BY TUESDAY, JANUARY 23, 1996. THE EFFECTIVE TIME OF THE MERGER IS CURRENTLY ANTICIPATED TO OCCUR ON OR AFTER JANUARY 27, 1996. IF THE MERGER OCCURS, AND THE COMPANY HAS NOT RECEIVED YOUR ACCEPTANCE FORM(S), THE ABILITY TO EXCHANGE YOUR OPTIONS FOR THE "SPREAD" MAY BE LOST.

        Please note that unless and until the Merger is consummated, you will continue (subject to the terms of your options and your Stock Option Agreement) to be an option holder of the Company, and the Company will not be obligated to pay the amount set forth above.

        If you have any questions regarding these matters, please call the undersigned at the Company at (714) 546-4460, extension 218.

                                                        Sincerely,



                                                        Jennifer Shea,
                                                        Vice President -
                                                        Adminstration





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                                ACCEPTANCE FORM


        In anticipation of the merger between CIMCO, Inc., a Delaware corporation (the "Company"), and Hanwest, Inc. ("Hanwest"), a Delaware corporation and subsidiary of M.A. Hanna Company, a Delaware corporation ("Hanna"), the undersigned, _______________________ ("Optionee"), hereby agrees to the cancellation by the Company of Optionee's Incentive or Nonqualified Stock Option identified below (the "Option"). Optionee hereby represents and warrants to the Company that the Option is as described below. Optionee agrees not to exercise the Option (or any portion thereof) after the date hereof until this Acceptance Form is expressly revoked by the Optionee in writing received by the Company prior to the Payment or the Merger. Tender of this Acceptance Form shall be deemed the tender of the Option for purposes of the plan under which the Option was granted and the Merger Agreement between the Company and Hanna. As full payment for the cancellation of the Option, Optionee shall receive from the Company an amount in cash equal to the product of (a) the difference between $10.50 and the exercise price of the Option, and (b) the number of Shares of Common Stock of the Company covered by the Option, less any withholding taxes, if applicable (the "Payment"). Optionee acknowledges that if the Company does not merge with Hanwest, then the Option shall remain in effect (subject to the terms thereof) and the Company shall in no way be obligated to pay the Payment.

        Optionee acknowledges that all appropriate federal, state and other tax withholdings will be deducted from the Payment. Optionee shall be solely responsible for all income taxes relating to the Payment. By agreeing to the cancellation of the Option, Optionee waives any right to any notices under the Option or the plan under which the Option was granted including, without limitation, notices of termination of the plan or of acceleration of the Option, and consents to the termination of such plan. Upon delivery of the Payment to the address set forth below, or directly to Optionee, Optionee agrees that Optionee shall have no further rights under the Option and that the Option shall be null and void and of no further effect.

Address:__________________________      _________________________________
                                        SIGNATURE

_________________________________       _________________________________
                                        PRINT NAME

                                        _________________________________
                                        DATE


OPTIONS(S) COVERED BY THE FOREGOING ACCEPTANCE FORM:

GRANT DATE                   NUMBER OF SHARES                   EXERCISE PRICE





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